Exhibit 1. Notice of Intent to Terminate Reporting Obligations
Shareholder Information
Telekom Austria Terminates its Registration with the U.S. Securities and Exchange Commission
Vienna, June 5, 2007: Telekom Austria AG (VSE:TKA) announced today that it will terminate the registration of its bearer shares and American Depositary Shares (ADR) with the U.S. Securities and Exchange Commission (SEC).
For this purpose Telekom Austria intends to file today with the SEC a Form 15F, which is used to deregister securities under the Exchange Act. Thereafter, Telekom Austria’s reporting obligations under the Exchange Act will be suspended, unless the Form 15F is subsequently withdrawn or denied. Telekom Austria will publish the information required under Rule 12g3-2(b) under the Exchange Act on its website www.telekom.at
Telekom Austria withdrew the listing of its American Depositary Receipts from the New York Stock Exchange on May 17, 2007. Starting May 17, 2007 the ADR trade over-the-counter under a Level 1 ADR Program.
Contact:
Peter E. Zydek
Head of Investor Relations
Tel.: +43 (0) 590591-19000
E-mail: peter.zydek@telekom.at